Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson
Senior Director, Investor Relations & Corporate Communications
847-405-2515 — dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports Second Quarter
Net Earnings of $312.6 Million

Record Ammonia Sales, Over $600 Million of EBITDA
and Completed 2012 Share Repurchase Program

Company Announces 50% Dividend Increase
and Additional $1 Billion Share Repurchase Authorization

DEERFIELD, IL—August 6, 2014—CF Industries Holdings, Inc. (NYSE: CF):

Second Quarter Highlights

Operations:

•            Record ammonia shipments enabled by unparalleled asset base.

•            EBITDA1 of $613.0 million.

•            Net earnings of $312.6 million or $6.10 per diluted share.

Strategic:

•            The capacity expansion projects remain on time and on budget with key milestones being achieved.

•            Completed existing $3.0 billion share buyback authorization with repurchase of 3.1 million shares for $756.8 million.

1  Earnings Before Interest, Taxes, Depreciation and Amortization

•            Subsequent to quarter end, the quarterly dividend was increased by 50 percent from $1.00 to $1.50 and an additional $1.0 billion for share repurchases was authorized.

First Half Highlights

•            Reported EBITDA of $1.9 billion, or Adjusted EBITDA2 of $1.1 billion excluding gain on phosphate sale.

•            Generated net earnings attributable to common stockholders of $1.0 billion or $19.24 per diluted share, or Adjusted Net Earnings2 of $560.1 million or $10.55 per diluted share excluding gain on sale of phosphates.

•            Repurchased 6.3 million shares, 11 percent of shares outstanding at beginning of year.

•            Closed the sale of the phosphate business for $1.4 billion or $1.1 billion cash proceeds after tax.

•            Issued $1.5 billion of investment grade debt.

Focus for 2014

•            Maintain focus on safety and operational excellence.

•            Continue to execute capacity expansion projects which will increase nitrogen capacity 25 percent by 2016.

•            Return excess cash to shareholders via share repurchases and dividends.

Overview

CF Industries Holdings, Inc. today reported second quarter 2014 EBITDA of $613.0 million and net earnings attributable to common stockholders of $312.6 million, or $6.10 per diluted share, compared to EBITDA of $912.8 million and net earnings attributable to common stockholders of $498.2 million, or $8.38 per diluted share, in the second quarter of 2013.  Nitrogen segment net sales in the second quarter of 2014 were $1.4 billion compared to $1.5 billion in the same period last year.  Total company net sales are not comparable given the sale of the phosphate business.

Second quarter 2014 results included $28.6 million of non-cash pre-tax net mark-to-market losses on natural gas derivatives, $1.1 million of pre-tax losses on foreign currency derivatives and $7.0 million of expenses related to the capacity expansion projects.  These items (decreased) after-tax earnings per diluted share by ($0.35), ($0.01) and ($0.09), respectively.  The second quarter 2014 results also included approximately $20 million of idle plant costs associated with unscheduled downtime at the company’s Woodward, OK, nitrogen complex.  Second quarter 2013 results included $18.0 million of pre-tax unrealized losses on natural gas derivatives, $4.0 million of pre-tax gains on foreign currency derivatives and $1.1 million of expenses related to the capacity expansion projects, which increased/(decreased) after-tax earnings per diluted share by ($0.19), $0.04 and ($0.01), respectively.

2  See reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net Earnings and Adjusted Diluted Earnings Per Share in the tables accompanying this release.

First half 2014 EBITDA was $1.9 billion and net earnings attributable to common stockholders were $1.0 billion, or $19.24 per diluted share, compared to EBITDA of $1.6 billion and net earnings attributable to common stockholders of $904.7 million, or $14.80 per diluted share, for 2013.  First half 2014 adjusted EBITDA was $1.1 billion excluding the $747.1 million pre-tax gain on sale of the phosphate business, and adjusted net earnings were $560.1 million, or $10.55 per diluted share excluding the $461.0 million after-tax gain.

During the second quarter, CF Industries experienced robust ammonia demand that contributed to record first half ammonia sales volume.  At the beginning of the year the company had high ammonia inventories due to a poor fall 2013 application season caused by a late harvest combined with cold and wet weather.  However, the company was able to continue to produce at high operating rates without undue concern because of its in-market storage capacity. The company was able to generate a 33 percent increase in ammonia sales volume, and a 5 percent increase in total nitrogen product volume compared to the second quarter 2013, enabled by its unequalled logistical and distribution network.  The strong sales performance enabled the company to generate robust cash flow as measured by EBITDA of $613.0 million, representing 42 percent of sales.

“The terrific efforts of our sales, logistics and distribution facilities teams enabled us to set a new ammonia sales volume record for the first half and generate strong financial results in the process,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc.  “Our investments in our distribution systems to increase our inventory turns helped us achieve new ammonia loading records during the quarter.”

For the first half of 2014, North America had robust industry-wide ammonia shipments which drew down high inventory from the beginning of the year and resulted in very low inventories at the end of June.  Even with the recent declines in corn prices, CF Industries anticipates a strong fall ammonia application season.  Given the annual requirement for nitrogen application to grow grains, dealer and distributor demand for ammonia to restock their inventories for the fall has been strong.

North American urea, as priced at the U.S. Gulf, traded at a $10 to $30 per ton premium to the international markets throughout the first six months of 2014.  CF Industries took advantage of this pricing environment by maximizing available urea production and focusing on domestic spot sales in the second quarter 2014.  Strong domestic shipments and low imports during the first half of the year resulted in North American urea inventory levels that were believed to be very low at the end of the quarter.  However, imports are expected to increase in the second half of the year and prices in North America are anticipated to decline toward parity with international delivered prices.  China’s 2014 urea exports are likely to be approximately 10 million tons for the calendar year, compared to roughly 8 million tons in 2013.

Strong ammonia and urea shipments along with reduced UAN production contributed to lower UAN sales volume for CF Industries during the quarter.  The company had a steady order flow during the quarter which allowed it to move its inventory through the system, but buyer preference for ammonia limited some UAN demand.  Dealers and wholesalers came forward at the end of the quarter with strong demand to restock their inventories and the company was able to build an attractive order book for second half 2014 deliveries.

“We anticipate over 90 million acres of corn will be planted in 2015 and expect robust nitrogen demand during the second half of 2014,” stated Mr. Will.  “With the necessity of annual nitrogen application and historically low fertilizer costs relative to crop revenue, farmers continue to have strong incentives to apply appropriate levels of nitrogen.”

During the quarter the company made significant strides in its strategic initiatives.  Progress continued with its two major capacity expansion projects that, when complete, will increase the company’s nitrogen production and potential cash generation capacity by roughly 25 percent.  The projects are progressing in line with schedule and budget expectations as pile driving is essentially complete, equipment is arriving at both sites, and structural steel erection is proceeding.  Construction of non-production facilities, including urea warehouses and ammonia storage tanks, is well underway at both locations.

CF Industries completed its 2012 $3.0 billion share repurchase program with the repurchase of 3.1 million shares during the quarter for $756.8 million.  The authorization was completed well before its termination date of December 31, 2016.  In total, 13.6 million shares were repurchased through the program since the beginning of 2013.  This brings the company’s total shares repurchased since the completion of the Terra acquisition to 23.2 million shares, representing a 32 percent reduction in shares outstanding.

Subsequent to the end of the quarter, the company’s board of directors approved a 50 percent increase in the company’s quarterly cash dividend from $1.00 to $1.50 per share, and authorized an additional $1.0 billion share repurchase program through December 31, 2016.  The new authorization, coming immediately on the conclusion of the prior program, is a continuation of the company’s commitment to return excess cash to shareholders.

“Our belief in the sustainability of our cash flows and our dedication to growing shareholder value is evidenced by our capital deployment actions,” stated Mr. Will.  “We are increasing our dividend and putting in place a new share repurchase program, while at the same time investing in high return growth projects that will increase the value of CF Industries.”

For 2014, the company expects total capital expenditures of approximately $2.2 billion.  This consists of approximately $1.7 billion for the capacity expansion projects and $0.5 billion of sustaining and other capital expenditures.  The reduction from the previously forecast total of $2.5 billion of capital expenditures during 2014 is related to more defined construction plans and vendor payment timing as engineering concludes on the capacity expansion projects.  The pace of spending is expected to increase during the second half of the year as major components are delivered and mechanical system construction continues.

Attractive North American natural gas costs, in comparison to feedstock costs in other regions of the world, continue to support CF Industries’ long-term cash generation prospects.  While natural gas prices were higher than in 2013 following the coldest winter in 30 years, prices moderated from levels seen during the first quarter as increased gas production resulted in significant storage injection rates which have averaged more than 100 billion cubic feet per week over the last 12 weeks.  CF Industries’ effective gas cost for the quarter averaged $4.19 per MMBtu.  In the middle of the second quarter the company entered into third quarter hedges to manage its production costs and mitigate its exposure to short-term volatility in natural gas prices at a time when industry-wide natural gas inventory levels were well below the five-year average and the potential existed for high demand for cooling needs if a hot summer season developed.  The company now has 90 percent of its gas required for production in the third quarter hedged against the NYMEX in a range of $4.25 to $4.60 per MMBtu, and 90 percent of October’s needs hedged in a range of $3.50 to $4.00 per MMBtu.

The long-term outlook for CF Industries is positive as a number of factors support the company’s growth and cash generation potential.  Global population growth, higher protein diets and use of crops as a source of renewable fuels all are driving demand for more grain.  The limited ability to bring into production additional arable land globally requires increased yields.  The need for increased yields drives demand for nitrogen fertilizer, the nutrient that must be applied every year to promote plant growth.  With a focus on nitrogen production, and the enduring structural advantage of low-cost North American natural gas, CF Industries is well positioned to generate sustainably strong cash flow.

Second Quarter Consolidated Results

	Three months ended June 30,
(in millions, except per share amounts)	2014	2013	Change	% Change
Total net sales	$1,472.7	$1,714.9	$(242.2)	(14)%

EBITDA	613.0	912.8	(299.8)	(33)

Net earnings attributable to common stockholders	312.6	498.2	(185.6)	(37)

Diluted earnings per share	6.10	8.38	(2.28)	(27)

The company recognized revenue in the second quarter of 2014 from sales of phosphate inventory that remained in its distribution system after closing the sale of the phosphate business to The Mosaic Company in the first quarter.  After the second quarter of 2014 the phosphate segment will cease to have reported results.  Please refer to the “Nitrogen Segment Results” below for a discussion of items impacting the business during the second quarter.

Nitrogen Segment Results

	Three months ended June 30,
(in millions, except as noted)	2014	2013	Change		% Change
Net sales	$1,449.4	$1,525.2	$(75.8)		(5)%

Gross margin	588.7	847.2	(258.5)		(31)
Gross margin percentage	40.6%	55.5%	(15	)pts

Cost of natural gas (dollars per MMBtu)*	4.19	3.79	0.40		11

* Includes gas purchases and realized gains and losses on gas derivatives.

Comparison of 2014 to 2013 periods:

•                  Net sales decreased due to a decline in overall average selling prices compared to the prior year period, partially offset by an increase in volume sold.

•                  Gross margin decreased due to lower selling prices, an increase in natural gas costs and higher cost absorption due to unscheduled down time, including approximately $20 million related specifically to the Woodward, OK complex.  Cost of sales included net mark-to-market unrealized losses on hedges of $28.6 million and $18.0 million in the second quarter of 2014 and 2013, respectively.

•                  The company’s ammonia plants in aggregate operated at approximately 96 percent of rated capacity during the second quarter of 2014, including the impact of unscheduled downtime at Woodward, OK.

	Three months ended June 30,
	2014	2013	Change	% Change
Sales volume (tons in thousands)
Ammonia	1,112	833	279	33%
Urea	677	704	(27)	(4)
UAN	1,526	1,631	(105)	(6)
AN	266	234	32	14

Comparison of 2014 to 2013 periods:

•                  Ammonia volume increased due to favorable weather conditions that led to a prolonged agricultural application window and increased industrial sales, partially due to the supply agreement with The Mosaic Company.

•                  Granular urea sales volume decreased due to lower inventory available to sell coming into the second quarter of 2014 compared to the second quarter of 2013.

•                  UAN sales volume decreased due to lower production volumes and customers’ preference for attractively priced ammonia.

•                  Ammonium nitrate (AN) sales volume was higher due to increased production.

	Three months ended June 30,
	2014	2013	Change	% Change
Average selling price (dollars per ton)
Ammonia	$544	$704	$(160)	(23)%
Urea	396	385	11	3
UAN	299	341	(42)	(12)
AN	278	280	(2)	(1)

Comparison of 2014 to 2013 periods:

•                  Ammonia average selling prices decreased due to high global supply and the residual impact of high North American ammonia inventories entering into 2014 compared to 2013.

•                  Granular urea average price per ton increased due to a tight domestic market, resulting from lower imports than in 2013, and the company’s focus on spot market sales.

•                  UAN average selling price declined due to customers’ reluctance to buy and hold inventory and preferences for ammonia and urea.

•                  AN average selling price decreased in conjunction with price declines in other internationally traded nitrogen products.

Six Months Consolidated Results

	Six months ended June 30,
(in millions, except per share amounts)	2014	2013	Change	% Change
Total net sales	$2,605.3	$3,051.4	$(446.1)	(15)%

EBITDA	1,872.7	1,564.2	308.5	20
Adjusted EBITDA	1,125.6	1,564.2	(438.6)	(28)

Net earnings attributable to common stockholders	1,021.1	904.7	116.4	13
Adjusted net earnings	560.1	904.7	(344.6)	(38)

Diluted earnings per share	19.24	14.80	4.44	30
Adjusted diluted earnings per share	10.55	14.80	(4.25)	(29)

Comparison of 2014 to 2013 periods:

•                  First half 2014 total net sales declined from the prior year primarily due to lower average selling prices for nitrogen products, partially offset by higher nitrogen sales volume. Adjusted EBITDA declined due to lower revenue and higher natural gas costs than the prior year.

•                  Six month results for 2014 included $51.2 million of non-cash pre-tax net mark-to-market losses on natural gas derivatives, $0.2 million of pre-tax losses on foreign currency derivatives, $15.1 million of expansion project related expenses and a $747.1 million pre-tax net gain on the sale of the phosphate business.  These items increased/(decreased) after-tax earnings per diluted share by ($0.61), ($0.01), ($0.18) and $8.69, respectively.

•                  Six month results for 2013 included $4.4 million of pre-tax net mark-to-market gains on natural gas derivatives, $7.8 million of pre-tax losses on foreign currency derivatives, $1.7 million of expansion project related expenses and a $20.6 million after-tax net benefit from the recognition of a portion of the net operating loss carryforwards from periods prior to the company’s initial public offering allowed under a settlement agreement with the IRS. These items increased/(decreased) after-tax earnings per diluted share by $0.05, ($0.08), ($0.02) and $0.34, respectively.

	Six months ended June 30,
	2014	2013	Change	% Change
Sales volume (tons in thousands)
Ammonia	1,689	1,167	522	45%
Urea	1,255	1,347	(92)	(7)
UAN	2,977	3,267	(290)	(9)
AN	484	442	42	10

Average selling price (dollars per ton)
Ammonia	$520	$674	$(154)	(23)%
Urea	386	397	(11)	(3)
UAN	288	335	(47)	(14)
AN	273	272	1	0

Environmental, Health & Safety Performance

As of June 30, 2014, CF Industries’ 12-month rolling average recordable incidence rate was 1.6, compared to the most recently available 3-year average of 2.8 for the company’s broad set of peer chemical companies.

“Safety is an instrumental factor in CF Industries’ success,” said Mr. Will.  “I would like to thank our employees for their commitment to maintaining this focus and continued pursuit of achieving the highest standards of safety and environmental stewardship.”

Balance Sheet and Cash Flow Items

As of June 30, 2014, CF Industries had total liquidity of $3.8 billion including its $1.0 billion undrawn revolving credit facility.  Total long-term debt was $4.6 billion.

The company repurchased 3.1 million shares during the quarter for $756.8 million at an average share price of approximately $246 per share.  This completed the company’s existing $3.0 billion share repurchase program, resulting in 13.6 million shares being repurchased at an average price of approximately $220 per share.

Total cash capital expenditures during the quarter were $292.6 million.  Of this, $209.5 million related to the capacity expansion projects, bringing year to date cash expenditures to $487.7 million and project announcement to date cash expenditures to $964.7 million.

Dividend Payment

On August 6, 2014, CF Industries’ Board of Directors declared a quarterly dividend of $1.50 per common share. The dividend will be paid on August 29, 2014, to stockholders of record as of August 18, 2014.

Conference Call

CF Industries will hold a conference call to discuss these second quarter and first half results at 11:00 a.m. ET on Thursday, August 7, 2014.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance, liquidity and financial strength.  Management believes that adjusted net earnings attributable to common stockholders, adjusted diluted earnings per share and adjusted EBITDA, each a non-GAAP financial measure, provide meaningful information regarding the company’s operating performance because they exclude the impact of the phosphate sale and allow investors to better evaluate ongoing business performance.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with U.S. GAAP.  In addition, because not all companies use identical calculations, EBITDA and the adjusted items included in this release may not be comparable to similarly titled measures of other companies.  Reconciliations of EBITDA and the adjusted items to GAAP are provided in the tables accompanying this release under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.”  These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These statements include, but are not limited to, statements about future strategic plans; and statements about future financial and operating results.  Important factors that could cause actual results to differ materially from our expectations include, among others: the volatility of natural gas prices in North America; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. agricultural industry; reliance on third party providers of transportation services and equipment; risks associated with cyber security; weather conditions; our ability to complete our production capacity expansion projects on schedule as planned and on budget or at all; risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations;  future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our ability to manage our indebtedness; and loss of key members of management and professional staff.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries website.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in millions, except per share amounts)
Net sales	$1,472.7	$1,714.9	$2,605.3	$3,051.4
Cost of sales	882.4	849.7	1,572.2	1,511.1
Gross margin	590.3	865.2	1,033.1	1,540.3
Selling, general and administrative expenses	39.5	44.5	81.2	88.8
Other operating - net	21.6	(3.5)	15.8	11.1
Total other operating costs and expenses	61.1	41.0	97.0	99.9
Gain on sale of phosphate business	—	—	747.1	—
Equity in earnings of operating affiliates	2.1	9.5	17.9	21.1
Operating earnings	531.3	833.7	1,701.1	1,461.5
Interest expense	50.7	32.3	90.7	71.4
Interest income	(0.3)	(1.0)	(0.5)	(3.1)
Other non-operating - net	0.7	(0.3)	0.6	54.4
Earnings before income taxes and equity in earnings (loss) of non-operating affiliates	480.2	802.7	1,610.3	1,338.8
Income tax provision	157.2	282.9	570.4	390.3
Equity in earnings (loss) of non-operating affiliates - net of taxes	1.7	(1.7)	5.2	(1.0)
Net earnings	324.7	518.1	1,045.1	947.5
Less: Net earnings attributable to noncontrolling interest	12.1	19.9	24.0	42.8
Net earnings attributable to common stockholders	$312.6	$498.2	$1,021.1	$904.7

Net earnings per share attributable to common stockholders
Basic	$6.12	$8.43	$19.31	$14.91
Diluted	$6.10	$8.38	$19.24	$14.80

Weighted average common shares outstanding
Basic	51.1	59.1	52.9	60.7
Diluted	51.2	59.5	53.1	61.1

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2014	2013
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,194.1	$1,710.8
Restricted cash	645.0	154.0
Accounts receivable - net	258.3	230.9
Inventories - net	205.0	274.3
Deferred income taxes	52.5	60.0
Prepaid income taxes	—	33.4
Assets held for sale	—	74.3
Other	50.8	92.4
Total current assets	3,405.7	2,630.1
Property, plant and equipment - net	4,605.1	4,101.7
Investments in and advances to affiliates	943.0	926.0
Goodwill	2,095.7	2,095.8
Noncurrent assets held for sale	—	679.0
Other assets	255.4	245.5

Total assets	$11,304.9	$10,678.1

Liabilities
Accounts payable and accrued expenses	$551.9	$564.1
Income taxes payable	87.3	73.3
Customer advances	63.4	120.6
Liabilities held for sale	—	26.8
Other	17.7	43.5
Total current liabilities	720.3	828.3
Long-term debt	4,592.4	3,098.1
Deferred income taxes	829.8	833.2
Noncurrent liabilities held for sale	—	154.5
Other noncurrent liabilities	317.3	325.6
Equity
Stockholders’ equity	4,482.3	5,076.1
Noncontrolling interest	362.8	362.3
Total equity	4,845.1	5,438.4

Total liabilities and equity	$11,304.9	$10,678.1

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in millions)
Operating Activities:
Net earnings	$324.7	$518.1	$1,045.1	$947.5
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	97.8	106.6	203.1	213.7
Deferred income taxes	(16.0)	22.4	1.1	(44.3)
Stock-based compensation expense	6.2	3.0	10.0	6.2
Excess tax benefit from stock-based compensation	(0.7)	(0.6)	(5.2)	(9.6)
Unrealized loss on derivatives	39.5	15.7	61.4	6.7
Gain on sale of phosphate business	—	—	(747.1)	—
Loss on disposal of property, plant and equipment	0.9	1.9	1.0	4.2
Undistributed loss (earnings) of affiliates - net	(3.7)	2.4	(15.1)	(1.8)
Changes in:
Accounts receivable - net	(44.3)	(30.2)	(12.1)	(55.6)
Inventories - net	176.3	65.9	64.0	(43.9)
Accrued income taxes	(257.3)	(106.6)	22.6	(188.4)
Accounts payable and accrued expenses	(97.8)	(38.7)	(30.4)	34.8
Customer advances	(414.0)	(630.9)	(57.2)	(313.0)
Other - net	(6.3)	(39.4)	14.1	11.8
Net cash provided by (used in) operating activities	(194.7)	(110.4)	555.3	568.3
Investing Activities:
Additions to property, plant and equipment	(292.6)	(249.7)	(685.0)	(402.5)
Proceeds from sale of property, plant and equipment	4.6	4.2	5.9	7.5
Proceeds from sale of phosphate business	—	—	1,353.6	—
Sales and maturities of short-term and auction rate securities	—	5.6	—	5.6
Deposits to restricted cash funds	—	(28.9)	(505.0)	(74.2)
Withdrawals from restricted cash funds	8.3	—	14.0	—
Other - net	11.0	(0.4)	16.8	(2.3)
Net cash provided by (used in) investing activities	(268.7)	(269.2)	200.3	(465.9)
Financing Activities:
Proceeds from long-term borrowings	—	1,498.0	1,494.2	1,498.0
Financing fees	(0.3)	(13.6)	(16.0)	(13.6)
Purchases of treasury stock	(809.4)	(415.5)	(1,591.2)	(915.6)
Acquisitions of noncontrolling interests in CFL	—	(918.7)	—	(918.7)
Dividends paid on common stock	(52.0)	(23.7)	(107.2)	(48.9)
Distributions to noncontrolling interests	(13.9)	(29.1)	(23.5)	(45.8)
Issuances of common stock under employee stock plans	0.3	0.6	9.7	5.2
Excess tax benefit from stock-based compensation	0.7	0.6	5.2	9.6
Other	—	—	(43.0)	—
Net cash provided by (used in) financing activities	(874.6)	98.6	(271.8)	(429.8)
Effect of exchange rate changes on cash and cash equivalents	1.9	4.8	(0.5)	(13.4)
Increase (decrease) in cash and cash equivalents	(1,336.1)	(276.2)	483.3	(340.8)
Cash and cash equivalents at beginning of period	3,530.2	2,210.3	1,710.8	2,274.9
Cash and cash equivalents at end of period	$2,194.1	$1,934.1	$2,194.1	$1,934.1

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$1,449.4	$1,525.2	$2,436.9	$2,622.8
Cost of sales	860.7	678.0	1,413.9	1,128.0
Gross margin	$588.7	$847.2	$1,023.0	$1,494.8

Gross margin percentage	40.6%	55.5%	42.0%	57.0%

Tons of product sold (in thousands)	3,790	3,608	6,808	6,604

Sales volumes by product (tons in thousands)
Ammonia	1,112	833	1,689	1,167
Granular urea	677	704	1,255	1,347
UAN	1,526	1,631	2,977	3,267
AN	266	234	484	442
Other nitrogen products	209	206	403	381

Average selling prices (dollars per ton)
Ammonia	$544	$704	$520	$674
Granular urea	396	385	386	397
UAN	299	341	288	335
AN	278	280	273	272

Cost of natural gas (dollars per MMBtu) (1)	$4.19	$3.79	$4.27	$3.67

Average daily market price of natural gas
Henry Hub (dollars per MMBtu)	$4.58	$4.02	$4.81	$3.75

Depreciation and amortization	$88.0	$85.1	$182.6	$167.3
Capital expenditures	$288.2	$224.0	$662.3	$359.5

Production volume by product (tons in thousands)
Ammonia (2)	1,747	1,659	3,547	3,485
Granular urea	646	594	1,192	1,238
UAN (32%)	1,385	1,562	2,934	3,235
AN	253	216	463	443

(1) Includes gas purchases and realized gains and losses on gas derivatives.
(2) Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$23.3	$189.7	$168.4	$428.6
Cost of sales	21.7	171.7	158.3	383.1
Gross margin	$1.6	$18.0	$10.1	$45.5

Gross margin percentage	6.9%	9.5%	6.0%	10.6%

Tons of product sold (in thousands)	59	421	487	916

Sales volumes by product (tons in thousands)
DAP	55	308	372	720
MAP	4	113	115	196

Domestic vs. export sales (tons in thousands)
Domestic	59	179	221	561
Export	—	242	266	355

Average selling prices (dollars per ton)
DAP	$386	$447	$343	$464
MAP	525	459	355	480

Depreciation, depletion and amortization (1)	$—	$11.5	$—	$26.9
Capital expenditures	$2.0	$25.7	$18.3	$40.3

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	—	940	786	1,790

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	—	634	551	1,284
Phosphoric acid as P2O5 (2)	—	239	213	477
DAP/MAP	—	483	425	958

(1)    On March 17, 2014 we sold the phosphate mining and manufacturing business in Florida to The Mosaic Company pursuant to an Asset Purchase Agreement dated as of October 28, 2013. Effective on November 1, 2013, the assets and liabilities sold were classified as held for sale and we were no longer depreciating the amounts in property plant and equipment.

(2)    P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA and adjusted EBITDA:

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Adjusted EBITDA is defined as EBITDA less the pre-tax gain on sale of the phosphate business completed in March 2014.  We use adjusted EBITDA as a supplemental financial measure in the comparison of year-over-year performance.

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in millions)
Net earnings attributable to common stockholders	$312.6	$498.2	$1,021.1	$904.7
Interest expense (income) - net	50.4	31.3	90.2	68.3
Income taxes	157.2	282.9	570.4	390.3
Depreciation, depletion and amortization	97.8	106.6	203.1	213.7
Less: other adjustments	(5.0)	(6.2)	(12.1)	(12.8)

EBITDA	613.0	912.8	1,872.7	1,564.2

Less: Pre-tax gain on sale of the phosphate business	—	—	(747.1)	—

Adjusted EBITDA	$613.0	$912.8	$1,125.6	$1,564.2

Reconciliation of net earnings to adjusted net earnings and adjusted net earnings per share:

Adjusted net earnings is defined as net earnings attributable to common stockholders less the after-tax gain on sale of the phosphate business completed in March 2014.  We use adjusted net earnings attributable to common stockholders and adjusted net earnings per share attributable to common stockholders as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in millions, except per share amounts)
Net earnings attributable to common stockholders	$312.6	$498.2	$1,021.1	$904.7
Less: After-tax gain on sale of the phosphate business	—	—	(461.0)	—

Adjusted net earnings attributable to common stockholders	$312.6	$498.2	$560.1	$904.7

Net earnings per share attributable to common stockholders
Diluted	$6.10	$8.38	$19.24	$14.80

Adjusted net earnings per share attributable to common stockholders
Diluted	$6.10	$8.38	$10.55	$14.80

Weighted average common shares outstanding
Diluted	51.2	59.5	53.1	61.1

Notes:

Net earnings for the six months ended June 30, 2014 includes a $461.0 million net of tax gain on the sale of the phosphate business.  EBITDA for the six months ended June 30, 2014 includes a $747.1 million pre-tax gain on sale of the phosphate business.

Net earnings and EBITDA for the three and six months ended June 30, 2014 include $28.6 million and $51.2 million, respectively, of net mark-to-market loss on natural gas derivatives and $1.1 million and $0.2 million, respectively, of loss on foreign currency derivatives, and $7.0 million and $15.1 million of expansion project expenses, respectively.

Net earnings and EBITDA for the three months ended June 30, 2013 include an $18.0 million net mark-to-market loss on natural gas derivatives, $4.0 million gain on foreign currency derivatives and $1.1 million of expansion project expenses.

Net earnings and EBITDA for the six months ended June 30, 2013 include a $4.4 million net mark-to-market gain on natural gas derivatives, $7.8 million loss on foreign currency derivatives and $1.7 million of expansion project expenses.

Net earnings for the six months ended June 30, 2013 include a $20.6 million net benefit resulting from the utilization of net operating losses (NOLs) from periods prior to the company’s initial public offering (IPO).  EBITDA for the six months ended June 30, 2013 include a $55.2 million non-operating expense to record the liability payable to the company’s pre-IPO owners for the NOL carry-forward settlement.